Exhibit 99.3

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

CACI International Inc

We have audited the accompanying consolidated balance sheets of CACI International Inc, as of June 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income for each of the three years in the period ended June 30, 2005. Our audits also included the financial statement schedule for each of the three years in the period ended June 30, 2005. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CACI International Inc at June 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for each of the three years in the period ended June 30, 2005, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of CACI International Inc’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 9, 2005, expressed an unqualified opinion thereon.

As discussed in Note 5 to the consolidated financial statements, effective July 1, 2005, the Company adopted Statement of Financial Standards No. 123R, Share-Based Payment, using the modified retrospective application method.

/s/ ERNST & YOUNG LLP

McLean, Virginia

September 9, 2005, except for the restatement

described in Note 5 for which the date is May 31, 2006

Exhibit 99.3

(continued)

Item 15. Financial Statements and Supplementary Data

CACI INTERNATIONAL INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(As Restated for the Retrospective Application of FAS 123R)

(amounts in thousands, except share and per share data)

	Year ended June 30,
	2005	2004	2003
Revenue	$1,623,062	$1,145,785	$843,138
Costs and expenses:
Direct costs	1,019,474	708,371	517,975
Indirect costs and selling expenses	429,434	323,291	249,740
Depreciation and amortization	32,022	19,036	12,604

Total costs and expenses	1,480,930	1,050,698	780,319

Income from operations	142,132	95,087	62,819
Interest expense	16,898	2,986	1,274
Interest income	(2,133)	(1,203)	(2,648)

Income before income taxes	127,367	93,304	64,193
Income taxes	47,642	35,590	24,208

Net income	$79,725	$57,714	$39,985

Basic earnings per share	$2.69	$1.99	$1.40

Diluted earnings per share	$2.61	$1.93	$1.36

Weighted-average basic shares outstanding	29,675	29,051	28,647

Weighted-average diluted shares outstanding	30,568	29,877	29,425

See Notes to Consolidated Financial Statements.

Exhibit 99.3

(continued)

CACI INTERNATIONAL INC

CONSOLIDATED BALANCE SHEETS

(As Restated for the Retrospective Application of FAS 123R)

(amounts in thousands, except per share data)

	June 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$132,965	$63,029
Marketable securities	—	515
Accounts receivable, net:
Billed	311,046	320,041
Unbilled	27,009	28,326

Total accounts receivable, net	338,055	348,367
Deferred income taxes	6,504	3,392
Prepaid expenses and other current assets	15,406	17,153

Total current assets	492,930	432,456

Goodwill	555,347	551,851
Intangible assets, net	81,259	99,624
Property and equipment, net	24,261	25,489
Supplemental retirement savings plan assets	24,805	18,570
Accounts receivable, long-term, net	10,529	9,438
Deferred income taxes, long-term	2,479	—
Other long-term assets	15,029	16,876

Total assets	$1,206,639	$1,154,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$3,641	$20,829
Accounts payable	36,900	37,662
Income taxes payable	8,909	3,902
Accrued compensation and benefits	91,663	83,030
Other accrued expenses	67,631	78,838

Total current liabilities	208,744	224,261

Notes payable, long-term	342,861	391,401
Supplemental retirement savings plan obligations	25,059	19,322
Deferred income taxes	—	4,089
Other long-term obligations	8,941	8,741

Total liabilities	585,605	647,814

Shareholders’ equity:
Common stock $.10 par value, 80,000 shares authorized, 37,807 and 36,956 shares issued and outstanding, respectively	3,781	3,696
Additional paid-in-capital	279,496	243,869
Retained earnings	357,862	278,137
Accumulated other comprehensive income	2,721	3,660
Treasury stock, at cost (7,813 and 7,815 shares, respectively)	(22,826)	(22,872)

Total shareholders’ equity	621,034	506,490

Total liabilities and shareholders’ equity	$1,206,639	$1,154,304

See Notes to Consolidated Financial Statements.

Exhibit 99.3

(continued)

CACI INTERNATIONAL INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(As Restated for the Retrospective Application of FAS 123R)

(amounts in thousands)

	Year ended June 30,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$79,725	$57,714	$39,985
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	32,022	19,036	12,604
Amortization of deferred financing costs	1,344	224	—
Stock-based compensation expense	11,207	9,786	7,587
Loss on sale of property and equipment	—	—	5
Deferred income tax benefit	(9,665)	(9,620)	(525)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	5,493	(42,491)	(22,595)
Prepaid expenses and other current assets	(1,390)	(9,728)	(8,706)
Accounts payable and other accrued expenses	(11,920)	20,565	18,474
Accrued compensation and benefits	8,293	26,300	8,190
Income taxes payable	4,366	(7,937)	7,966
Deferred rent expense	1,206	2,014	3,441
Supplemental retirement savings plan obligations and other long-term liabilities	5,875	5,824	6,686

Net cash provided by operating activities	126,556	71,687	73,112

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8,793)	(8,703)	(10,634)
Cash paid for business acquisitions, net of cash acquired	(6,647)	(503,331)	(107,733)
Proceeds from sale of property and equipment	—	—	11
Purchase of marketable securities	—	(62)	(10,281)
Proceeds from sale of marketable securities	515	15,352	15,009
Other long-term assets	(1,634)	73	384

Net cash used in investing activities	(16,559)	(496,671)	(113,244)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing under credit facilities	—	422,575	6,372
Principal payments made under credit facilities	(65,729)	(11,250)	(31,372)
Payment of financing costs	—	(8,221)	—
Proceeds from employee stock purchase plans	7,261	3,495	—
Proceeds from exercise of stock options	16,351	6,967	3,603
Repurchases of common stock	(8,362)	(4,883)	(105)
Incremental tax benefit from stock option exercises	10,490	4,128	2,776

Net cash provided by (used in) financing activities	(39,989)	412,811	(18,726)

Effect of exchange rate changes on cash and cash equivalents	(72)	1,467	1,544

Net increase (decrease) in cash and cash equivalents	69,936	(10,706)	(57,314)
Cash and cash equivalents, beginning of year	63,029	73,735	131,049

Cash and cash equivalents, end of year	$132,965	$63,029	$73,735

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$43,438	$48,101	$14,946

Cash paid for interest	$16,674	$289	$1,213

See Notes to Consolidated Financial Statements.

Exhibit 99.3

(continued)

CACI INTERNATIONAL INC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(As Restated for the Retrospective Application of FAS 123R)

(amounts in thousands)

	Common stock		Additional Paid-in-Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Shareholders’ Equity
	Shares	Amount				Shares	Amount
BALANCE, July 1, 2002	36,195	$3,620	$210,001	$180,438	$(2,561)	7772	$(21,017)	$370,481
Net income	—	—	—	39,985	—	—	—	39,985
Exercise of stock options (including income tax benefit of $3,218)	314	31	6,278	—	—	—	—	6,309
Stock-based compensation expense	—	—	7,587	—	—	—	—	7,587
Currency translation adjustment	—	—	—	—	2,653	—	—	2,653
Change in fair value of interest rate swap	—	—	—	—	296	—	—	296
Repurchase of common stock	—	—	—	—	—	2	(105)	(105)

BALANCE, June 30, 2003	36,509	3,651	223,866	220,423	388	7,774	(21,122)	427,206
Net income	—	—	—	57,714	—	—	—	57,714
Exercise of stock options (including income tax benefit of $5,141	447	45	10,938	—	—	—	—	10,983
Stock-based compensation expense	—	—	9,786	—	—	—	—	9,786
Currency translation adjustment	—	—	—	—	3,272	—	—	3,272
Repurchase of common stock	—	—	(721)	—	—	110	(4,883)	(5,604)
Treasury stock issued under stock purchase plans	—	—	—	—	—	(69)	3,133	3,133

BALANCE, June 30, 2004	36,956	3,696	243,869	278,137	3,660	7,815	(22,872)	506,490
Net income	—	—	—	79,725	—	—	—	79,725
Exercise of stock options (including income tax benefit of $12,922)	851	85	26,528	—	—	—	—	26,613
Stock-based compensation expense	—	—	11,207	—	—	—	—	11,207
Currency translation adjustment	—	—	—	—	(749)	—	—	(749)
Change in fair value of interest rate swap agreements	—	—	—	—	(190)	—	—	(190)
Repurchase of common stock	—	—	(2,108)	—	—	158	(8,477)	(10,585)
Treasury stock issued under stock purchase plans	—	—	—	—	—	(160)	8,523	8,523

BALANCE, June 30, 2005	37,807	$3,781	$279,496	$357,862	$2,721	7,813	$(22,826)	$621,034

See Notes to Consolidated Financial Statements.

Exhibit 99.3

(continued)

CACI INTERNATIONAL INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(As Restated for the Retrospective Application of FAS 123R)

(amounts in thousands)

	Year ended June 30,
	2005	2004	2003
Net income	$79,725	$57,714	$39,985
Change in foreign currency translation adjustment	(749)	3,272	2,653
Change in fair value of interest rate swap agreements	(190)	—	296

Comprehensive income	$78,786	$60,986	$42,934

See Notes to Consolidated Financial Statements.

Exhibit 99.3

(continued)

CACI INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands—except share and per share data)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Business Activities

CACI International Inc, along with its wholly-owned subsidiaries (collectively, the Company) is an international information systems and high technology services corporation. It primarily delivers information technology and communications solutions through four areas of expertise or service offerings: systems integration, managed network services, knowledge management and engineering services. The Company provides these services in support of U.S. national defense, intelligence and civilian agencies, agencies of foreign governments, state and local governments, and commercial enterprises.

The Company’s operations are subject to certain risks and uncertainties including, among others, the dependence on contracts with federal government agencies, dependence on revenues derived from contracts awarded through competitive bidding, existence of contracts with fixed pricing, dependence on subcontractors to fulfill contractual obligations, dependence on key management personnel, ability to attract and retain qualified employees, ability to successfully integrate acquired companies, and current and potential competitors with greater resources.

Principles of Consolidation

The consolidated financial statements include the statements of CACI International Inc and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

NOTE 2. BUSINESS SEGMENT, CUSTOMER AND GEOGRAPHIC INFORMATION

Segment Information

The Company reports operating results and financial data in two segments: domestic operations and international operations. Domestic operations provide information technology and communications solutions through four major service offerings: systems integration, managed network services, knowledge management and engineering services. Its customers are primarily U.S. federal agencies. The Company also serves a number of agencies of foreign governments, various state and local governments, and customers in the commercial sector. The Company places employees in locations around the world in support of all clients.

International operations offer services to both commercial and government customers primarily through the Company’s systems integration line of business. The Company evaluates the performance of its operating segments, based on income before income taxes. Summarized financial information concerning the Company’s reportable segments is shown in the following tables. The income tax expense, income before income taxes, and the total assets of each segment, have been restated for the retrospective application of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (FAS 123R) (note 5). The operating income of both segments total the amount presented as income before income taxes in the consolidated statements of operations.

Exhibit 99.3

(continued)

	Domestic Operations	International Operations	Total
Year Ended June 30, 2005
Revenue from external customers	$1,567,249	$55,813	$1,623,062
Interest expense	16,894	4	16,898
Income tax expense (as restated)	46,424	1,218	47,642
Income before income taxes (as restated)	123,513	3,854	127,367
Goodwill	549,321	6,026	555,347
Total assets (as restated)	1,151,566	55,073	1,206,639
Capital expenditures	7,966	827	8,793
Depreciation and amortization	30,747	1,275	32,022

Year Ended June 30, 2004
Revenue from external customers	$1,099,454	$46,331	$1,145,785
Interest expense	2,858	128	2,986
Income tax expense (as restated)	34,651	939	35,590
Income before income taxes (as restated)	90,340	2,964	93,304
Goodwill	548,880	2,971	551,851
Total assets (as restated)	1,103,830	50,474	1,154,304
Capital expenditures	7,806	897	8,703
Depreciation and amortization	17,790	1,246	19,036

Year Ended June 30, 2003
Revenue from external customers	$802,757	$40,381	$843,138
Interest expense	1,274	—	1,274
Income tax expense (as restated)	23,197	1,011	24,208
Income before income taxes (as restated)	61,003	3,190	64,193
Goodwill	179,756	2,557	182,313
Total assets (as restated)	518,439	43,611	562,050
Capital expenditures	10,068	566	10,634
Depreciation and amortization	11,643	961	12,604

Customer Information

The Company earned approximately 94 percent, 94 percent and 92 percent of its revenue from the U.S. Government for the years ended June 30, 2005, 2004 and 2003, respectively. For the year ended June 30, 2005, the Company had one contract for technical engineering, fabrication and operations support for the United States Army that accounted for 7.9 percent of total revenue. In addition, 5.0 percent of the revenue for the year ended June 30, 2005, was derived from contracts with the United States Department of Justice. Revenue by customer sector was as follows:

	Year Ended June 30,
	2005	%	2004	%	2003	%
Department of Defense	$1,179,259	72.7%	$771,920	67.4%	$536,269	63.6%
Federal civilian	350,886	21.6%	301,706	26.3%	241,490	28.6%
Commercial	68,140	4.2%	55,706	4.9%	51,414	6.1%
State and local	24,777	1.5%	16,453	1.4%	13,965	1.7%

Total revenue	$1,623,062	100.0%	$1,145,785	100.0%	$843,138	100.0%

Exhibit 99.3

(continued)

Geographic Information

Revenue is attributed to geographic areas based on the location of the assets producing the revenue and is disclosed above. The international operations amounts consist primarily of product and systems integration sales in the United Kingdom. Financial information relating to the Company’s operations by geographic area is presented in the table below. The net assets of the domestic and international have been restated for the accumulative effect at each fiscal year and related to the retrospective application of FAS 123R (note 5).

	Year Ended June 30
	2005	2004	2003
Revenue:
Domestic	$1,567,249	$1,099,454	$802,757
International	55,813	46,331	40,381

Total revenue	$1,623,062	$1,145,785	$843,138

Net Assets (as restated):
Domestic	$578,456	$466,848	$392,761
International	42,578	39,642	34,445

Net assets	$621,034	$506,490	$427,206

NOTE 3. ACQUISITIONS

Year Ended June 30, 2005

In August 2004, the Company acquired all of the outstanding capital stock of IMAJ Consulting Limited (IMAJ), a U.K. based company that provides classical statistics and advanced intelligent system consulting services for various analytical projects. The purchase consideration was $3,700, of which $2,966 was allocated to goodwill, based on the net liabilities assumed and $934 of value assigned to identifiable intangible assets. The intangible assets are being amortized on a straight-line basis over a 5-year period.

Year Ended June 30, 2004

On May 1, 2004, the Company completed the purchase of the Defense and Intelligence Group and related assets (the D&IG) of American Management Systems, Inc. (AMS). The D&IG provides the U.S. Government with business management solutions, including information technology and software design, for defense, intelligence and homeland security agencies in support of acquisition, financial management, logistics, warfighting and intelligence missions. The transaction was entered into with CGI Group Inc., which concurrently purchased all of the outstanding shares of AMS.

The total purchase price for the D&IG was $419,849, including $5,949 of transaction costs. The D&IG acquisition has been accounted for under the purchase method of accounting pursuant to the provisions of the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 141, Business Combination (FAS 141). Under the provisions of FAS 141, the identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair value as of the date of the acquisition. Approximately $326,393 of the purchase price has been allocated to goodwill based on the excess of the purchase price over the $32,180 estimated fair value of tangible net assets acquired, and $60,976 of value assigned to identifiable intangible assets. The Company is amortizing substantially all such identifiable intangible assets over a weighted-average period of 8 years using an accelerated method. The D&IG contributed revenue of $40,282 for the period of May 1, 2004 to June 30, 2004.

The allocations of the total purchase consideration to net tangible assets, identifiable intangible assets, and goodwill reflect adjustments made during the year ended June 30, 2005, based on additional information made available during the year following the acquisition. Adjustments made during this period to the initial allocation of the purchase consideration as reported in the Company’s financial statements as of June 30, 2004, reduced the balance of goodwill acquired with the purchase of D&IG and reported as of June 30, 2004, by $2,387.

The Company may be required to pay additional consideration of, or may receive, up to $10,000 based on the resolution of a disagreement involving the net worth of the D&IG (Note 17). Any additional amounts paid will be recorded as goodwill.

The Company also recognized a $7,000 deferred tax liability for purposes of allocating the total purchase consideration to the net assets acquired. This deferred tax liability represents the tax effect of the difference between the financial and income tax reporting basis of the estimated fair value of identifiable intangible assets of R. M. Vredenburg and Company, whose stock was acquired as part of the D&IG acquisition.

Exhibit 99.3

(continued)

On March 1, 2004, the Company acquired all of the outstanding shares of CMS Information Services, Inc. (CMS). CMS headquartered in Vienna, Virginia, is an information technology consulting firm that serves government agencies, primarily in the national defense sector. CMS specializes in enterprise network solutions, enterprise financial management systems and software engineering and integration. The total purchase price was $28,076. Approximately $18,087 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over the $6,948 estimated fair value of the net assets acquired and $3,041 of value assigned to identifiable intangible assets. The Company is amortizing substantially all such assets over a period of nine years. CMS contributed revenue of $13,147 for the period from March 1, 2004 to June 30, 2004.

On January 16, 2004, the Company purchased all of the outstanding stock of MTL Systems, Inc. (MTL). MTL, headquartered in Dayton, Ohio, provides engineering and integration services such as imagery technology, algorithm development and modeling and simulation for the Department of Defense. The total purchase price was $4,344, and $1,846 has been allocated to goodwill based on the excess of the purchase price over the $1,778 estimated fair value of the net assets acquired and $720 of value assigned to the identifiable intangible assets. The Company is amortizing these assets over a period of five years. MTL contributed revenue of $2,501 from January 16, 2004 to June 30, 2004.

On October 16, 2003, the Company acquired all of the outstanding stock of C-CUBED Corporation (C-CUBED). C-CUBED provides specialized services in support of C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance) initiatives to clients in the Department of Defense, federal, civilian, and intelligence communities. The total purchase price was $32,203, net of a $1,000 payment received for the sale of rights under a customer contract that had been acquired as part of the purchase of C-CUBED. Approximately $18,704 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over $7,096 of estimated fair value of the net assets acquired, and $6,403 of value assigned to identifiable intangible assets. The Company is amortizing substantially all such intangible assets over a weighted-average period of six years. C-CUBED contributed revenue of $35,691 for the period from October 16, 2003 to June 30, 2004.

Year Ended June 30, 2003

On August 16, 2002, the Company acquired substantially all of the assets of the Government Solutions Division of Condor Technology Solutions, Inc. (Condor). The acquired Condor business complements the Company’s systems integration, knowledge management, data mining and purchasing systems solutions for federal clients. The total cash paid for Condor was $16,229. Approximately $10,296 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over the $1,233 estimated fair value of net assets acquired, and $4,700 of value assigned to identifiable intangible assets. The Company is amortizing substantially all such identifiable intangible assets over a period of ten years. Condor contributed revenue of $15,185 for the period from August 16, 2002 to June 30, 2003.

On October 16, 2002, the Company acquired all of the outstanding capital stock of Acton Burnell, Inc., an information technology company providing systems integration, knowledge management, manpower readiness and training, and financial systems solutions for the federal government. The total purchase price for Acton Burnell, Inc., was $29,400. Approximately $17,580 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over the $7,865 estimated fair value of net assets acquired, $6,299 of value assigned to identifiable intangible assets, less $2,344 of deferred tax liabilities related to identifiable intangible assets. The Company is amortizing substantially all such identifiable intangible assets over a period of ten years. Acton Burnell, Inc. contributed revenue of $26,355 the period from October 16, 2002 to June 30, 2003.

On February 28, 2003, the Company purchased all of the outstanding capital stock of Applied Technology Solutions of Northern Virginia, Inc. (ATS), an information technology company serving clients in the national intelligence community. The total cash paid for ATS was $13,135. Approximately $9,591 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over the $1,344 estimated fair value of net assets acquired and the $2,200 value assigned to identifiable intangible assets. The Company is amortizing substantially all such identifiable intangible assets over a weighted-average life of seven years. ATS contributed revenue of $2,716 for the period from February 28, 2003 to June 30, 2003. The Company has made a 338(h)(10) election related to the ATS acquisition, which allows the acquisition to be treated as an asset purchase for income tax purposes.

On May 15, 2003, the Company acquired substantially all of the assets of Premier Technology Group, Inc. (PTG). PTG, headquartered in Fairfax, Virginia, provided professional services to clients in the Department of Defense and the intelligence community. The total purchase price for PTG was $50,475, including a $4,000 earn-out payment made in April 2005 in accordance with “successful continuation” of business terms provided for in the purchase agreement. Approximately $23,424 of the purchase price has been allocated to goodwill based primarily on the excess of the purchase price over the $12,311 estimated fair value of net assets acquired and $14,740 of value assigned to identifiable assets. The Company is amortizing

Exhibit 99.3

(continued)

the identifiable intangible assets over a weighted-average period of years. PTG contributed revenue of $5,205 for the period from May 15, 2003 to June 30, 2003.

On June 6, 2003, the Company acquired all of the outstanding capital stock of Rochester Information Systems Ltd (RISys), a company in the United Kingdom which specializes in the development and implementation of enterprise information solutions for UK based health, education and local government organizations. To date, $1,633 has been paid in cash for RISys, and under the terms of the agreement, the Company may pay another $197 if certain performance targets are achieved.

Pro Forma Information (unaudited)

The following unaudited pro forma combined condensed statement of operations information sets forth the consolidated revenue, net income and diluted earnings per share of the Company for the years ended June 30, 2004 and as if each of the above-mentioned acquisitions completed during the years ended June 30, 2004 and 2003 had occurred as of July 1, 2002. The unaudited net income and diluted earnings per share pro-forma information have been restated to reflect the retrospective application of FAS 123R (note 5). Information regarding the pro-forma effects of the August 2004 acquisition of IMAJ has not been presented for the year ended June 30, 2005, as the effects are not significant. This unaudited pro forma information does not purport to be indicative of the actual results that would have occurred if the acquisitions had actually been completed at the beginning of the period presented:

	Year Ended June 30,
	2004	2003
Revenue	$1,408,760	$1,197,744
Net income (as restated)	88,324	73,622
Diluted earnings per share (as restated)	2.96	2.50

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company generates its revenue from three different types of contractual arrangements: cost-plus-fee contracts; time and materials contracts; and fixed price contracts. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus an estimate of the applicable fees earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion of the allowable costs incurred in performance of the contract. For cost-plus-fee contracts that include performance based fee incentives, and that are subject to the provisions of Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (SOP 81-1), the Company recognizes the relevant portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as the Company’s prior award experience and communications with the customer regarding performance. For such cost-plus-fee contracts subject to the provisions of U.S. Securities & Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), the Company recognizes the relevant portion of the fee upon customer approval. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus expenses incurred.

The Company has four basic categories of fixed price contracts; fixed unit price; fixed price-level of effort; fixed price-completion; and fixed price-license. Revenue on fixed unit price contracts, where specified units of output under service arrangements are delivered, is recognized as units are delivered based on the specified price per unit. Revenue on fixed unit price maintenance contracts is recognized ratably over the length of the service period. Revenue for fixed price level of effort contracts is recognized based upon the number of units of labor actually delivered multiplied by the agreed rate for each unit of labor.

A significant portion of the Company’s fixed price-completion contracts involve the design and development of complex, client systems. For these contracts that are within the scope of SOP 81-1, revenue is recognized on the percentage of completion method using costs incurred in relation to total estimated costs. For fixed price-completion contracts that are not within the scope of SOP 81-1, revenue is generally recognized ratably over the service period. The Company’s fixed price license agreements and related services contracts are primarily executed in its international operations. As the agreements to deliver software require significant production, modification or customization of software, revenue is recognized using the contract accounting guidance of SOP 81-1. For agreements to deliver data under license and related services, revenue is recognized as the data is delivered and services are performed. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of the Company’s contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Contract costs include material, labor

Exhibit 99.3

(continued)

and subcontracting costs, as well as an allocation of allowable indirect costs Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. For contract change orders, claims or similar items, the Company applies judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in contract value when they can be reliably estimated and realization is considered probable. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates, and are recorded when there is sufficient information for the Company to assess anticipated performance. Estimates of award fees for certain contracts are also a factor in estimating revenue and profit rates based on actual and anticipated awards.

The Company’s U.S. Government contracts (approximately 94 percent of total revenue in 2005) are subject to subsequent government audit of direct and indirect costs. Incurred cost audits have been completed through June 30, 2001. Management does not anticipate any material adjustment to the consolidated financial statements in subsequent periods for audits not yet completed.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or fewer on their trade date to be cash equivalents. The Company classifies investments with an original maturity of more than three months, but less than twelve months on their trade date as short-term marketable securities.

Investments in Marketable Securities

From time to time the Company invests in marketable securities that are classified as available-for-sale using the accounting guidance in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are reported at fair value. Unrealized gains and losses as a result of changes in fair value of the available-for-sale investments are recorded as a separate component within the accumulated on the comprehensive income in the accompanying consolidated balance sheets. If these securities were instead determined to be trading securities, any unrealized gains or losses would be reported in the consolidated statement of operations and would impact the net earnings.

The fair value of marketable securities is determined based on quoted market prices at the reporting date for those securities. The cost of securities sold is determined using the specific identification method. Premiums and discounts are amortized over the period from acquisition to maturity, and are included in investment income, along with interest and dividends.

The fair value of marketable securities is determined based on quoted market prices at the reporting date for those securities. The cost of securities sold is determined using the specific identification method. Premiums and discounts are amortized over the period from acquisition to maturity, and are included in investment income, along with interest and dividends.

Allowance For Doubtful Accounts

The Company establishes bad debt reserves against certain billed receivables based upon the latest information available to determine whether invoices are ultimately collectable. Whenever judgment is involved in determining the estimates, there is the potential for bad debt expense and the fair value of accounts receivable to be misstated. Given that the Company primarily serves the U.S. Government and that, in management’s opinion, the Company has sufficient controls in place to properly recognize revenue, the Company believes the risk to be relatively low that a misstatement of accounts receivable would have a material impact on its consolidated financial statements. Accounts receivable balances are written-off when the balance is deemed uncollectible after exhausting all reasonable means of collection.

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Effective July 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (FAS 142), which establishes financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. FAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (FAS 144).

FAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at least annually, utilizing a two-step methodology. The initial step requires the Company to assess whether indications of impairment exist. If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

Exhibit 99.3

(continued)

The Company performs its annual testing for impairment of goodwill and other intangible assets as of June 30 of each year. Based on testing performed as of June 30, 2005, there were no indicators of impairment.

Long-Lived Assets (Excluding Goodwill)

The Company follows the provisions of FAS 144 in accounting for long-lived assets such as property and equipment and intangible assets subject to amortization. FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived asset being evaluated. Any write-downs are treated as permanent reductions in the carrying amount of the assets. The Company believes that the carrying values of its long-lived assets as of June 30, 2005 are fully realizable.

Property and Equipment

Property and equipment is recorded at cost. Depreciation of equipment and furniture has been provided over the estimated useful life of the respective assets (ranging from three to seven years) using the straight-line method. The Company’s building is being depreciated over a 20-year period on a straight-line basis. Leasehold improvements are generally amortized using the straight-line method over the remaining lease term or the useful life of the improvements, whichever is shorter. Repairs and maintenance costs are expensed as incurred.

External Software Development Costs

Costs incurred in creating a software product to be sold or licensed for external use are charged to expense when incurred as indirect costs and selling expenses until technological feasibility has been established for the software. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working software version. Thereafter, all such software development costs are capitalized and subsequently reported at the lower of unamortized cost or estimated net realizable value. Capitalized costs are amortized on a straight-line basis over the remaining estimated economic life of the product, which is approximately three years.

Internal Software Development Costs

The Company follows the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), as issued by the American Institute of Certified Public Accountants in accounting for development costs of software to be used internally. SOP 98-1 requires that both internal and external costs incurred to develop internal-use computer software during the application development stage be capitalized and subsequently amortized over the estimated economic useful life of the software. The Company amortizes such costs over periods ranging from 5 to 10 years.

Supplemental Retirement Savings Plan

The Company maintains a non-qualified deferred contribution supplemental retirement savings plan for certain key employees whereby participants may elect to defer and contribute a portion of their compensation, as permitted by the plan. The contributions made to and assets of the non-qualified plan are accounted for in accordance with the FASB Emerging Issue Task Force (EITF) Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Accounts are Held in a Rabbi Trust and Invested (EITF 97-14), and the underlying assets are held in a rabbi trust with investments directed by the respective employee.

A rabbi trust is a grantor trust established to fund compensation for a select group of management. The assets of this trust are available to satisfy the claims of general creditors in the event of bankruptcy of the Company. As required by EITF 97-14, the assets held by the rabbi trusts which are classified as trading securities, are recorded at fair value in the consolidated financial statements as supplemental retirement savings plan assets, with a corresponding amount recorded as supplemental retirement savings plan obligations.

Deferred Financing Costs

Costs associated with obtaining the Company’s financing arrangements are deferred and amortized over the term of the financing arrangements using the effective interest method.

Income Taxes

Income taxes are accounted for using the asset and liability method under SFAS No. 109, Accounting for Income Taxes (FAS 109), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities, and their respective tax

Exhibit 99.3

(continued)

bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Estimates of the realizability of deferred tax assets are based on the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Costs of Acquisitions

Costs incurred by legal, financial and other professional advisors that are directly related to successful acquisitions are capitalized as a cost of the acquisition, while costs incurred by the Company for unsuccessful or terminated acquisition opportunities are expensed when the Company determines that the opportunity will no longer be pursued. Costs incurred on anticipated acquisitions are deferred and are included in other long-term assets in the accompanying consolidated balance sheets.

Research and Development Costs

Company-sponsored research and development costs, including costs to develop proprietary software for external use prior to establishing technological feasibility, are expensed as incurred. Such expenses are included in indirect costs and selling expenses in the accompanying consolidated statements of operations.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the weighted-average exchange rate during the period. The Company’s primary practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency fluctuations. The net translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in determining net income, but are insignificant. These costs are included as indirect costs and selling expenses in the accompanying consolidated statements of operations.

Earnings Per Share

Basic and diluted earnings per share are presented in conformity with SFAS No. 128, Earnings Per Share (FAS 128), and SEC Staff Accounting Bulletin No. 98 (SAB 98). Basic earnings per share is computed using the sum of the weighted-average number of outstanding shares of common stock shares issued during the period and shares recognized during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share is computed in a manner similar to that used for basic earnings per share after giving effect to the dilutive effects of the exercise of stock options and the vesting of restricted stock units. Information about the weighted-average number of basic and diluted shares is presented in note 21.

Derivative Instrument and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with the SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), as amended. Derivatives are recognized as either assets or liabilities in the consolidated balance sheet, and gains and losses are recognized based on changes in the fair values. Gains and losses on derivatives designated as a hedge, and deemed to be effective hedges, are deferred in accumulated other comprehensive income in the accompanying consolidated balance sheets, and then recognized upon contract completion. Gains and losses on derivatives that are not designated as a hedge, or that are not to be effective hedges, are recognized upon the change in fair values and are recorded in interest expense in the accompanying consolidated statements of operations. The classification of gains and losses resulting from the changes in fair values is dependent on the intended use of the derivative and its resulting designation. The Company uses the change in variable cash flow method to measure the effectiveness of its hedges.

From time to time the Company will enter interest rate swap agreements to manage exposure to fluctuations in rates on its variable rate debt. These agreements effectively allow the Company to exchange variable rate debt for fixed rate debt. The Company enters such derivative instrument agreements only to hedge cash flows. The Company does not hold or issue such financial instruments for trading purposes, nor is it a party to leveraged derivatives. As of June 30, 2005, the Company was party to two interest rate swap agreements (note 14).

Exhibit 99.3

(continued)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivables, accounts payable and amounts included in other current assets and current liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts.

The fair value of the Company’s long-term debt is estimated by discounting the future cash flows at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders. The fair value of the long-term debt approximates its carrying value at June 30, 2005. The fair value of the Company’s interest rate swap at June 30, 2005 was based on current market pricing models (note 14).

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk include accounts receivable and cash and cash equivalents. Management believes that credit risk related to the Company’s accounts receivable is limited due to a large number of customers in differing segments and agencies of the U.S. Government. Accounts receivable credit risk is also limited due to the creditworthiness of the U.S. Government. Management believes the credit risk associated with the Company’s cash equivalents is limited due to the credit worthiness of the obligors of the investments underlying the cash equivalents.

Comprehensive Income

Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income refers to revenue, expenses, gains and losses that under U.S. generally accepted accounting principles in the United States are included in comprehensive income, but excluded from the determination of net income. The elements within other comprehensive income, net of tax, consisted of foreign currency translation adjustments and the changes in the market value and expiration of Company’s derivative instruments.

As of June 30, 2005, the ending accumulated other comprehensive income (loss), net of income tax effects, related to the foreign currency translation adjustment and the fair value of the interest rate swap was $2,911 and ($190), respectively.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles that requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. The significant management estimates include estimated costs to complete fixed-price contracts, estimated award fees for contracts accounted for under SOP 81-1, amortization period for long-lived intangible assets, recoverability of long-lived assets, reserve for accounts receivable, fair value of options granted and loss contingencies. Actual results could differ from these estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements in order to conform to the current presentation.

Stock-Based Compensation

Effective July 1, 2005, the Company adopted FAS 123R using the modified retrospective application transition method, and has restated its consolidated financial statements as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005. The impact of adopting the new accounting standard on the Company’s financial position and results of operations are presented in note 5, and the major policies and assumptions of the Company that have been used to measure and recognize stock compensation expense are described in note 20.

Exhibit 99.3

(continued)

NOTE 5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Stock Based Compensation – Adoption and Retrospective Application of FAS 123R

Effective July 1, 2005, the Company adopted FAS 123R using the modified retrospective application transition method. Prior to July 1, 2005, the Company had accounted for stock-based compensation using the intrinsic method, under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No 25), as amended by Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. The Company also followed the disclosure provisions of SFAS No. 123, Accounting for Stock Based Compensation (FAS 123) and reported the pro-forma impact of stock option expense in the footnotes to its consolidated financial statements.

Under the modified retrospective application method, the Company has restated its consolidated statements of operations, comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2005, and its consolidated balance sheets as of June 30, 2005 and 2004. Restatements of selected footnote disclosures to the consolidated financial statements included with the Company’s annual report on Form 10-K/A as filed with the U.S. Securities and Exchange Commission on September 21, 2005, have also been made. The accompanying consolidated financial statements, and affected footnotes herewith, reflect the impact of the retrospective application of FAS 123R.

In applying the new accounting standard retrospectively, the Company has calculated the cumulative impact of stock-based compensation expense as though it had adopted the provisions of FAS 123 effective July 1, 1995. The impact of stock-based compensation expense on net earnings, comprehensive income, deferred income taxes, additional paid-in-capital, and cash flows for all equity grants made since this date have been calculated. The impact on net earnings, cash flows and comprehensive income is as follows:

	Amounts Reported for the Year Ended June 30, 2005
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$420,502	$8,932	$429,434

Income from operations	151,064	(8,932)	142,132

Income before income taxes	136,299	(8,932)	127,367

Income taxes	50,983	(3,341)	47,642

Net income	$85,316	$(5,591)	$79,725

Earnings per share:
Basic	$2.88	$(0.19)	$2.69

Diluted	$2.79	$(0.18)	$2.61

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$137,046	$(10,490)	$126,556

Cash flows used in financing activities	$(50,479)	$10,490	$(39,989)

Consolidated Statement of Comprehensive Income:

Comprehensive income	$84,377	$(5,591)	$78,786

Exhibit 99.3

(continued)

	Amounts Reported for the Year Ended June 30, 2004
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$313,664	$9,627	$323,291

Income from operations	104,714	(9,627)	95,087

Income before income taxes	102,931	(9,627)	93,304

Income taxes	39,262	(3,672)	35,590

Net income	$63,669	$(5,955)	$57,714

Earnings per share:
Basic	$2.19	$(0.20)	$1.99

Diluted	$2.13	$(0.20)	$1.93

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$75,815	$(4,128)	$71,687

Cash flows provided by financing activities	$408,683	$4,128	$412,811

Consolidated Statement of Comprehensive Income:

Comprehensive income	$66,941	$(5,955)	$60,986

	Amounts Reported for the Year Ended June 30, 2003
	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Consolidated Statement of Operations:

Indirect costs and selling expenses	$242,153	$7,587	$249,740

Income from operations	70,406	(7,587)	62,819

Income before income taxes	71,780	(7,587)	64,193

Income taxes	27,069	(2,861)	24,208

Net income	$44,711	$(4,726)	$39,985

Earnings per share:
Basic	$1.56	$(0.16)	$1.40

Diluted	$1.52	$(0.16)	$1.36

Consolidated Statement of Cash Flows:

Cash flows provided by operations	$75,888	$(2,776)	$73,112

Cash flows used in financing activities	$(21,502)	$2,776	$(18,726)

Consolidated Statement of Comprehensive Income:

Comprehensive income	$47,660	$(4,726)	$42,934

Exhibit 99.3

(continued)

The Company has also restated its consolidated balance sheets as of June 30, 2005 and 2004. The cumulative effects on deferred tax assets, additional paid-in-capital, and retained earnings as of these dates are as follows:

	As Previously Reported	Effect of Retrospective Application of FAS 123R	As Restated
Balances as of June 30, 2005

Deferred tax assets, long term	$—	$2,479	$2,479

Deferred tax liabilities, long term	$6,367	$(6,367)	—

Additional paid-in-capital	$245,053	$34,443	$279,496

Retained earnings	$383,459	$(25,597)	$357,862

Balances as of June 30, 2004

Deferred tax liabilities, long term	$12,307	$(8,218)	4,089

Additional paid-in-capital	$215,645	$28,224	$243,869

Retained earnings	$298,143	$(20,006)	$278,137

In conjunction with its adoption of FAS 123R, the Company has also begun to recognize the expense associated with RSUs and non-qualified stock options granted to employees that have reached, or are close to reaching, age 65, in accordance with Issue No. 19 of EITF Bulletin No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, (EITF 00-23, Issue 19). EITF 00-23 became effective in September 2000, and Issue 19 requires that the value of equity instruments awarded to employees that are eligible for retirement, and that contain terms which provide for immediate vesting upon retirement, be recognized in full upon grant. Issue 19 of EITF 00-23 also requires that the value of such equity instruments granted to employees nearing retirement age be recognized ratably over the period from the date of grant, to the date the grantee is eligible for retirement. Immediate recognition of expense (the non-substantive vesting method) is required under Issue 19 of EITF 00-23 even when the grantee has, or plans to, remain an employee of the Company beyond the eligible retirement age.

The Company did not, however, apply the non-substantive vesting method in recognizing compensation expense pertaining to RSUs in its consolidated financial statements for the years ended June 30, 2005. Furthermore, the Company historically did not apply the provisions of Issue 19 of EITF 00-23 when disclosing, in the footnotes to its consolidated financial statements under the provisions of FAS 123, the pro-forma effect of stock-based compensation expense pertaining to stock options granted to those age 65 or older.

Had the Company applied the provisions of Issue 19 of EITF 00-23 to its stock compensation expense, its net income and basic and diluted earnings per share for the year ended June 30, 2005, would have been affected as follows:

	Restated Amounts, as Shown Above	Effect of Retirement Vesting Provisions on Stock-Based Compensation Expense	Restated Amounts, as Adjusted
Year Ended June 30, 2005:
Net income	$79,725	$(1,366)	$78,359

Weighted-average earnings per share:
Basic	$2.69	$(0.05)	$2.64

Diluted	$2.61	$(0.04)	$2.57

Had the Company followed the provisions of Issue 19 in earlier years, it would have had no effect on the results of operation for the years ended June 30, 2004, and 2003 as the provision granting full vesting to those retiring at or after age 65 has been included in grants made only since July 1, 2004. The Company is applying the non-substantive vesting method for stock-based compensation expense recognition purposes for all RSU and stock option grants made on or after July 1, 2005.

Information regarding the stock options and restricted stock unit activity during each of the years in the three-year period ended June 30, 2005, and information about assumptions underlying the valuation of equity instruments, and methods of expense recognition, are discussed in note 20.

Exhibit 99.3

(continued)

Leasehold Improvements

In June 2005, the EITF issued Bulletin No. 05-6, Determining the Amortization Period of Leasehold Improvements (EITF 05-6). EITF 05-6 requires that leasehold improvements acquired in a business consideration be amortized over the lesser of the useful life of the assets, or a term that includes renewals that are reasonably assumed at the date of acquisition. This Standard also requires that leasehold improvements purchased significantly after the beginning of the lease term, but not contemplated at the beginning of the lease term, should be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assumed at the date the leasehold improvements are purchased. The Company adopted EITF 05-6 and determined that its provisions did not have a material impact on the Company’s results of operations or financial condition.

NOTE 6. CASH AND CASH EQUIVALENTS AND SHORT-TERM MARKETABLE SECURITIES

Cash and cash equivalents and short-term marketable securities at June 30, 2005 and 2004, consisted of the following (cost approximated fair value):

	Cash and Cash Equivalents		Short-term Marketable Securities
	2005	2004	2004
Money market funds	$120,426	$48,499	$—
Cash	12,539	14,530	—
Common stock	—	—	515

Total cash and cash equivalents and marketable securities	$132,965	$63,029	$515

NOTE 7. ACCOUNTS RECEIVABLE

Total accounts receivable are net of allowance for doubtful accounts of approximately $4,168 and $4,889 at June 30, 2005 and 2004, respectively. Accounts receivable consisted of the following:

	June 30,
	2005	2004
Billed receivables:
Billed receivables	$265,781	$269,808
Billable receivables at end of period	45,265	50,233

Total billed receivables	311,046	320,041

Unbilled receivables:
Unbilled pending receipt of contractual documents authorizing billing	27,009	28,326
Unbilled retainages and fee withholdings expected to be billed beyond the next 12 months	10,529	9,438
Total unbilled receivables	37,538	37,764

Total accounts receivable	$348,584	$357,805

NOTE 8. GOODWILL

For the year ended June 30, 2005, goodwill increased primarily as a result of the acquisition of IMAJ, for which goodwill of $2,966 was recognized, and as a result of a $4,000 earn-out payment made in accordance with the provisions of the Company’s purchase agreement with Premier Technology Group, Inc. The goodwill balance was also affected by adjustments made during the year to the opening balance sheets of businesses acquired, by a $1,000 payment received for the sale of rights under a customer contract that had been acquired as part of the Company’s purchase of C-CUBED Corporation.

Of the Company’s $555,347 of goodwill as of June 30, 2005, $443,230 is expected to be deductible for income tax purposes.

Exhibit 99.3

(continued)

NOTE 9. INTANGIBLE ASSETS

Intangible assets related to customer contracts and programs acquired are as follows:

	June 30,
	2005	2004
Customer contracts and related customer relationships	$111,862	$110,928
Covenants not to compete	787	787
Other	742	742

Intangible assets	113,391	112,457
Less accumulated amortization	(32,132)	(12,833)

Total intangible assets, net	$81,259	$99,624

Intangible assets are being amortized over periods ranging from 6 to 120 months based on their estimated useful lives. The weighted-average period of amortization for the intangible assets as of June 30, 2005, is 7.7 years, and the weighted-average remaining period of amortization if 5.9 years. The intangible assets that resulted from the acquisition of the D&IG, as well as those acquired with other recent acquisitions are amortized on an accelerated basis. Amortization expense for the years ended June 30, 2005, 2004 and 2003 was $19,306, $8,158, and $2,805, respectively, and $31,075 and $12,126 of the of the accumulated amortization balances at June 30, 2005 and 2004, respectively, pertains to the customer contract and related customer relationships value. Expected amortization expense of customer contract value and the value of related customer relationships for each of the fiscal years through June 30, 2010, is as follows:

Amount
Year ended June 30, 2006	$18,089
Year ended June 30, 2007	16,781
Year ended June 30, 2008	13,979
Year ended June 30, 2009	12,242
Year ended June 30, 2010	10,616

NOTE 10. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,
	2005	2004
Equipment and furniture	$52,578	$51,265
Leasehold improvements	19,374	15,582
Building and land	479	479

Property and equipment, at cost	72,431	67,326
Less accumulated depreciation and amortization	(48,170)	(41,837)

Total property and equipment, net	$24,261	$25,489

Depreciation expense, including amortization of leasehold improvements and assets capitalized under capital lease agreements for the years ended June 30, 2005, 2004 and 2003 was approximately $10,432, $8,988 and $7,839, respectively. The net book value of property and equipment held under capital lease agreements was $824 at June 30, 2005.

Exhibit 99.3

(continued)

NOTE 11. CAPITALIZED EXTERNAL SOFTWARE DEVELOPMENT COSTS

A summary of changes in external capitalized software development costs, including costs capitalized and amortized during each of the years in the three-year period ended June 30, 2005, is as follows:

	June 30,
	2005	2004	2003
Capitalized software development costs, beginning of year	$4,911	$1,914	$3,891
Capitalized development costs	1,699	—	47
Acquired development costs	—	4,946	—
Amortization	(2,349)	(1,949)	(2,024)

Capitalized software development costs, end of year	$4,261	$4,911	$1,914

The $4,946 of acquired development costs during the fiscal year ended June 30, 2004, pertains to software acquired in connection with the Company’s May 2004 purchase of the D&IG.

NOTE 12. ACCRUED COMPENSATION AND BENEFITS

Accrued compensation and benefits consisted of the following:

	June 30,
	2005	2004
Accrued salaries and withholdings	$51,648	$49,371
Accrued leave	30,990	26,854
Accrued fringe benefits	9,025	6,805

Total accrued compensation and benefits	$91,663	$83,030

NOTE 13. OTHER ACCRUED EXPENSES

Other accrued expenses consisted of the following:

	June 30,
	2005	2004
Contract loss reserves	$13,384	$32,285
Vendor obligations	32,051	26,999
Accrued sales and property taxes	3,982	2,903
Accrued interest	1,155	2,230
Deferred revenue	12,031	9,059
Other	5,028	5,362

Total other accrued expenses	$67,631	$78,838

The contract loss reserves include primarily reserves to fulfill obligations under two fixed-price software development contracts acquired as part of the acquisition of the D&IG on May 1, 2004 (note 3).

Exhibit 99.3

(continued)

NOTE 14. LONG TERM DEBT

Long term debt consisted of the following:

	June 30,
	2005	2004
Bank credit facilities:
Revolving credit loans	$—	$62,200
Term loans	345,625	349,125
Mortgage note payable	777	815
Covenant not-to-compete note payable	100	90

Total long-term debt	$346,502	$412,230
Less current portion	(3,641)	(20,829)

Long-term debt, net of current portion	$342,861	$391,401

Exhibit 99.3

(continued)

Effective May 3, 2004, concurrent with the acquisition of the D&IG, the Company entered a $550,000 credit facility (the 2004 Credit Facility), consisting of a $200,000 revolving credit facility (the revolving facility) and a $350,000 institutional term loan (the term loan). The 2004 Credit Facility also provides for stand-by letters of credit aggregating up to $25,000 that reduce the funds available under the revolving facility when issued.

The revolving facility is a five-year, secured facility that permits continuously renewable borrowings of up to $200,000, with an expiration date of May 2, 2009, and annual sub-limits on amounts borrowed for acquisitions. The revolving facility permits one, two, three and six month interest rate options. The Company pays a fee on the unused portion of the revolving facility, based on its leverage ratio, as defined.

The term loan is a seven year secured facility under which principal payments are due in quarterly installments of $875 at the end of each fiscal quarter through March 2011, and the balance of $325,500 is due in full on May 2, 2011.

Borrowings under both the revolving facility and the term loan bear interest at rates based on LIBOR or the higher of the prime rate or federal funds rate plus 0.5 percent, as elected by the Company, plus applicable margins based on the leverage ratio as determined quarterly. To date, the Company has elected to apply LIBOR to outstanding borrowings. As of June 30, 2005, the effective interest rate, excluding the effect of amortization of debt financing costs, for the outstanding borrowings under the 2004 Credit Facility was 4.12 percent.

The 2004 Credit Facility contains financial covenants that stipulate minimum amount of net worth, a minimum fixed-charge coverage ratio, and a maximum leverage ratio. Substantially all of the Company’s assets serve as collateral under the 2004 Credit Facility. As of June 30, 2005, the Company was in compliance with the financial covenants of the 2004 Credit Facility.

The Company capitalized $8,234 of debt issuance costs in May 2004 associated with the origination of the 2004 Credit Facility. The Company capitalized an additional $450 of financing cost to amend the 2004 Credit Facility in May 2005 by re-pricing downward the margins that are applied to the interest rate options. Other key terms of the 2004 Credit Facility were not changed. All debt financing costs are being amortized from the date incurred to the expiration date of the term loan. The unamortized balance of $7,108 at June 30, 2005, is included in other current and long-term assets.

Prior to entering the 2004 Credit Facility, the Company maintained a revolving credit facility (the 2002 Credit Facility) that permitted borrowings of up to $185,000, with a $75,000 sub-limit on borrowings made for acquisitions. Borrowings under the 2002 Credit Facility bore interest at rates based on LIBOR or the prime rate, as elected by the Company, plus applicable margins that were based on leverage, net worth and fixed charge ratios determined quarterly. The Company also paid fees for unused portions of the facility. There were no outstanding borrowings under the 2002 Credit Facility at May 3, 2004, at which time it was terminated and replaced with the 2004 Credit Facility.

Long-term debt as of June 30, 2005 also includes $776 due under a mortgage note payable agreement. The Company assumed obligations of the mortgage as part of its acquisition of MTL Systems, Inc. in January 2004. Long-term debt also includes $100 due under a covenant not-to-compete agreement. Outstanding balances under the mortgage note payable bear interest at 5.88 percent, and are secured by an interest in real property located in Dayton, Ohio.

Exhibit 99.3

(continued)

The aggregate maturities of long-term debt at June 30, 2005 are as follows:

Year ending June 30,
2006	$3,641
2007	3,543
2008	3,546
2009	3,549
2010	3,552
Thereafter	328,671

Total long-term debt	$346,502

As a condition of its 2004 Credit facility, in May 2005, the Company entered into two forward interest rate swap agreements under which it will exchange floating-rate interest payments for fixed-rate interest payments. The agreements cover a combined notional amount of debt totaling $98,000, provide for swap payments over a two-year period beginning in March 2006, and are settled on a quarterly basis. The weighted-average fixed interest rate provided by the agreements is 4.22 percent.

The Company accounts for its interest rate swap agreements under the provisions of FAS 133, and has determined that the two swap agreements qualify as effective hedges. Accordingly, the fair value of the interest rate swap agreements at June 30, 2005 of $306, net of an income tax benefit of $116, has been reported in other accrued expenses, and the change in fair value of $306, net of the income tax benefit, is reported as other comprehensive loss in the accompanying consolidated balance sheet. These amounts will be reclassified into interest expense as a yield adjustment in the period during which the related floating-rate interest is incurred.

NOTE 15. LEASES

The Company conducts its operations from leased office facilities, all of which are classified as operating leases and expire primarily over the next nine years. Future minimum lease payments due under non-cancelable leases as of June 30, 2005, are as follows:

Year ended June 30:
2006	$33,445
2007	31,230
2008	25,209
2009	21,730
2010	17,052
Thereafter	48,470

Total minimum lease payments	$177,136

The minimum lease payments above are shown net of sublease rental income of $466 scheduled to be received under non-cancelable sublease agreements. The amounts above also include $895 due under capital lease arrangements covering office equipment, and that have an average effective interest rate of 4.67 percent. The principal portion of $856 of these non-cancelable future minimum lease payments is included in other current and other long-term liabilities.

Rent expense incurred from operating leases for the years ended June 30, 2005, 2004 and 2003 totaled approximately $35,941, $24,441, and $19,882, respectively.

Exhibit 99.3

(continued)

NOTE 16. OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following at June 30, 2005:

	June 30,
	2005	2004
Deferred rent, net of current portion	$7,130	$5,968
Accrued post-retirement obligations	985	978
Other	826	1,795

Total other long-term obligations	$8,941	$8,741

Accrued post retirement obligations include projected liabilities for benefits the Company is obligated to provide under a long-term care, a group health, and an executive life insurance plan, each of which is unfunded. Plan benefits are provided to certain current and former executives, their dependants and other eligible employees, as defined. The other obligations of $826 and $1,796 at June 30, 2005 and 2004, respectively, include deferred revenue, sublease security deposits, and amounts due under lease agreements classified as capital leases.

NOTE 17. OTHER COMMITMENTS AND CONTINGENCIES

General Legal Matters

The Company is involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business. Management is of the opinion that any liability or loss associated with such matters, either individually or in the aggregate, will not have a material adverse effect on the Company’s operations and liquidity.

Iraq Investigations

On April 26, 2004, the Company received information indicating that one of its employees was identified in a report authored by U.S. Army Major General Antonio M. Taguba as being connected to allegations of abuse of Iraqi detainees at the Abu Ghraib prison facility. To date, despite the Taguba Report and the subsequently-issued Fay Report addressing alleged inappropriate conduct at Abu Ghraib, no present or former employee of the Company has been officially charged with any offense in connection with the Abu Ghraib allegations. The Company does not believe the outcome of this matter will have a material adverse effect on its financial statements.

Subcontract Purchase Commitment

The Company has entered into a subcontract agreement with a vendor to purchase a number of directional finding units to be ordered in connection with the performance of one of the Company’s contracts. The subject subcontract provides for unit price decreases as the number of units purchased under the subcontract increases. Based on the present status of contract performance, management believes that the Company will purchase a sufficient number of units over the subcontract term to allow it to realize the lowest unit cost available. Based upon that expectation, unit costs incurred to date have been recognized as direct costs at such lowest unit cost in the accompanying consolidated statements of operations. Based on the number of units ordered to date and assuming that no other units are ordered under the subcontract, the Company’s maximum unit price exposure (the difference between the unit price that would be applicable to the number of units actually purchased as compared to the discount price at which the Company has recognized the purchases to date) is estimated to be $1,720, which has not been recorded in the Company’s consolidated financial statements as of June 30, 2005.

State Tax Contingency

The Company is currently under examination by the State of Indiana. The examination is for the period beginning June 30, 1991 and ending June 30, 2000, and focuses on whether the Company established a taxable presence in Indiana during the examination period. Management of the Company believes that it did not establish a taxable presence and is contesting the State’s conclusion vigorously. Management has

Exhibit 99.3

(continued)

accrued its best estimate of the exposure in this matter. The Company does not believe the outcome will have a material adverse effect on its consolidated financial statements.

D&IG Acquisition Arbitration

As part of its agreement to acquire the D&IG (note 3), the Company agreed to pay additional consideration of up to $10,000 in cash if the net worth of the D&IG upon the closing of the transaction exceeded an amount as stipulated in the purchase agreement. Conversely, the Company could receive up to $10,000 if the net worth of the D&IG is below a specified level. During the year ended June 30, 2005, the Company and the seller of the D&IG have attempted to agree upon the net worth of the D&IG, but have failed to conclude due to a disagreement regarding the proper accounting treatment for certain contract costs. The Company and the seller have submitted the matter to an arbitrator, and expect to receive a ruling by December 31, 2005. If the Company receives an unfavorable ruling, it would be required to pay the additional consideration of up to $10,000, in which case any such payment would be recorded as additional goodwill in the accompanying consolidated financial statements.

Exhibit 99.3

(continued)

NOTE 18. INCOME TAXES

The components of income tax expense are presented in the following schedule. These amounts have been restated to reflect the retrospective application of FAS 123R.

	Year ended June 30,
	2005	2004	2003
Current:
Federal	$48,964	$40,524	$21,692
State and local	6,773	3,801	1,880
Foreign	1,570	885	1,161

Total current:	57,307	45,210	24,733

Deferred:
Federal	(8,189)	(8,700)	(80)
State and local	(1,081)	(592)	(15)
Foreign	(395)	(328)	(430)

Total deferred:	(9,665)	(9,620)	(525)

Total income tax expense	$47,642	$35,590	$24,208

The income tax expense, as restated for the retrospective application of FAS 123R, differs from the amounts computed by applying the statutory U.S. income tax rate of 35 percent as a result of the following:

	Year ended June 30,
	2005	2004	2003
Expected tax expense computed at federal rate	$44,579	$32,657	$22,468
Nondeductible expenses	447	349	254
State and local taxes, net of federal benefit	2,892	2,086	1,211
Incremental effect of foreign tax rates	17	(29)	(35)
Foreign tax credits	(300)	—	—
Other	7	527	310

Total income tax expense	$47,642	$35,590	$24,208

The tax effects of temporary differences that give rise to significant deferred tax assets are presented below. The deferred tax asset item “stock-based compensation” of $8,846 and $8,218 as of June 30, 2005 and 2004, respectively, has been recognized in connection with the retrospective application of FAS 123R.

	June 30,
	2005	2004
Deferred tax assets:
Accrued vacation and other expenses	$12,287	$7,616
Deferred compensation and post-retirement obligations	11,255	7,202
Stock-based compensation	8,846	8,218
Deferred rent	3,153	425
Depreciation	2,274	1,571
Foreign transactions	800	497
Other	188	377

Total deferred tax assets	38,803	25,906

Deferred tax liabilities:
Goodwill and other intangible assets	(25,022)	(18,863)
Unbilled revenue	(2,951)	(4,321)
Capitalized software	(1,616)	(2,591)
Other	(231)	(828)
Total deferred tax liabilities	(29,820)	(26,603)

Net deferred tax asset (liability)	$8,983	$(697)

U.S. income taxes have not been provided for with respect to undistributed earnings of foreign subsidiaries that have been permanently reinvested outside the United States. If such earnings were distributed to the United States, certain foreign tax credits would be available to reduce the associated tax liability.

Exhibit 99.3

(continued)

NOTE 19. RETIREMENT SAVINGS PLANS

401(k) Plan

The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code, the CACI $MART Plan (the 401(k) Plan). During the years ended June 30, 2004 and 2003, and for the six months ended December 31, 2004, employees could contribute up to 25 percent (subject to certain statutory limitations) of their total cash compensation. Beginning January 1, 2005, the deferred contribution limit, while still subject to statutory limits, was increased to 75 percent of cash compensation. The Company provides matching contributions equal to 50 percent employee contributions, a maximum matching contribution equal to 6 percent of each employee’s total calendar year cash compensation, as defined. The Company may also make discretionary profit sharing contributions to the 401(k) plan. Employee contributions vest immediately. Employer contributions vest in full after three years of employment.

Total Company contributions to the 401(k) Plan for the years ended June 30, 2005, 2004 and 2003 were $14,225, $10,652 and $8,050, respectively. The increase in Company contributions during the years ended June 30, 2005 and 2004 due primarily to the higher number of employees joining the Company from businesses acquired in recent years, including approximately 1,600 employees that joined the Company in connection with the acquisition of D&IG.

Supplemental Retirement Savings Plan

Effective July 1, 2000, the Company established the CACI International Inc Group Executive Retirement Plan (the Supplemental Savings Plan) whereby employees at the vice president level and above may voluntarily defer receiving up to 50 percent of their base cash compensation, and up to 100 percent of their cash bonus compensation. The compensation deferrals are contributed to the Supplemental Savings Plan, and are not subject to income taxes until they are distributed to the participant.

For employees who participate in the Supplemental Savings Plan, and whose annual compensation exceeds the statutory limit of the qualified plan (currently $210 per year), the Company contributes 5 percent of such excess to the participant’s account in the Supplemental Savings Plan. Each participant is fully vested immediately in his voluntary deferrals. Company contributions begin to vest after two years of service, and vest in 25 percent increments for each year of service thereafter. Upon termination or retirement, account balances are paid in lump sum or installments, as elected by the participants.

The Company maintains investment assets to offset the obligations under the Supplemental Savings Plan, and the changes in the value of the assets are included within indirect and selling expenses in the consolidated statement of operations. The increase in the asset balance of $6,655 during the year ended June 30, 2005 is due to participant compensation deferrals of $5,135, investment gains of $2,043, Company contributions of $683, and distributions of $1,208.

The Company incurred contribution expense for the Supplemental Savings Plan during the years ended June 30, 2005, 2004, and 2003, of $570, $541, and $422, respectively.

Exhibit 99.3

(continued)

NOTE 20. STOCK PLANS AND STOCK BASED COMPENSATION

Adoption of New Standard

As described in note 5, effective July 1, 2005, the Company adopted the provisions of FAS 123R using the modified retrospective transition method and has restated the consolidated statements of operations, cash flows, and comprehensive income for each of the years in the three-year period ended June 30, 2005. The impacts of this restatement on net earnings, cash flows and comprehensive incomes are presented in note 5.

Prior to the adoption of FAS 123R, the Company followed the provisions of APB No. 25 in recognizing stock-based compensation expense, and thereunder recognized only the costs of restricted stock units (RSUs) in its consolidated financial statements. The stock-based compensation expense included in net income for the years ended June 30, 2005 and 2004, as previously reported, was $2,275, and $159, respectively. There was no stock-based compensation expense previously recognized for fiscal year 2003 as the Company did not begin to grant RSUs until the fiscal year ended June 30, 2004. Under FAS 123R, the Company recognizes stock-based compensation expense based on the fair value of both RSUs and stock options. Stock-based compensation expense is recognized on a straight-line basis ratably over the respective vesting periods, and is adjusted as required for options subject to graded vesting schedules.

A summary of the components of stock-based compensation expense recognized during the years ended June 30, 2005, 2004, and 2003, together with the income tax benefits realized, is as follows:

	2005	2004	2003
Stock-based compensation included in indirect costs and selling expense:
Non-qualified stock option expense	$8,932	$9,627	$7,587
Restricted stock unit expense	2,275	159	—

Total stock-based compensation expense	$11,207	$9,786	$7,587

Income tax benefit recognized for stock-based compensation expense	$4,192	$3,732	$2,861

For reporting periods through June 30, 2005, stock compensation expense included in the accompanying consolidated financial statements, as restated, reflects the effect of actual forfeitures as they occurred. Stock compensation expense for these years has been reduced by the fair value of the equity instruments forfeited during each year. Beginning July 1, 2005, the Company recognized the effect of expected forfeitures of equity grants under FAS 123R by estimating an expected forfeiture rate for grants of equity instruments. Amounts recognized for expected forfeitures are subsequently adjusted annually at major vesting dates to reflect actual forfeitures. The cumulative impact of this change through July 1, 2005, has been evaluated and is considered to be insignificant relative to the consolidated financial statements.

The new accounting standard also requires that certain income tax benefits realized upon the exercise of stock options, or the vesting of restricted stock units, be reported as financing cash flows. Previously, the tax benefits resulting from the excess of the income tax deduction over the expense recognized for financial reporting purposes were reported as operating cash flows. The effect of this change is a decrease in operating cash flows, and an increase in financing cash flows. During the years ended June 30, 2005, 2004 and 2003 (as restated), the Company recognized $10,490, $4,128, and $2,776 of excess tax benefits, respectively, which have been reported as financing cash inflows in the accompanying consolidated statements of cash flows.

Exhibit 99.3

(continued)

Equity Grants and Valuation

The Company issues non-qualified stock options and RSUs on an annual basis to its directors and key employees under the 1996 Stock Incentive Plan (The 1996 Plan). RSUs are also issued under the Management Stock Purchase Plan (MSPP), and the Director Stock Purchase Plan (DSPP).

The number of shares authorized by shareholders for grants under the 1996 Plan was 7,450,000 as of June 30, 2005. The aggregate number of grants that may be made under the 1996 Plan may exceed this approved amount as forfeited options and RSUs, and vested but unexercised options that expire, become available for future grants. As of June 30, 2005, cumulative grants of 6,603,586 non-qualified stock options and RSUs underlying shares authorized for the Plan have been awarded, and 1,255,479 of these awards have been forfeited.

Under the 1996 Plan, non-qualified stock options granted prior to January 1, 2004 lapse and are no longer exercisable if not exercised within ten years of the date of grant. Options and RSUs granted on or after January 1, 2004 have a term of seven years. For option grants made prior to July 1, 2004, grantees whose employment has terminated have 60 days after their termination date to exercise vested options, or they forfeit their right to the options. Grantees whose employment is terminated due to death or permanent disability will vest in 100 percent of their option grants. Also, effective for grants made on or after July 1, 2004, grantees retiring on or after age 65 will vest in 100 percent of their option grants. The vesting provisions involving death, permanent disability and retirement at or after age 65 also pertain to all RSU grants.

The Company began issuing RSUs under the 1996 Plan during the year ended June 30, 2004, and all awards granted under the 1996 Plan to date have been in the form of non-qualified stock options and RSUs. Stock options vest ratably over a three, four, or five year period, depending on the year of grant, and RSUs vest in full three years from the date of grant. The exercise prices of all non-qualified stock option grants, and the value of all RSU grants, have been set at the market price of the Company stock on the date of grant.

The Company customarily makes annual awards under the 1996 Plan during the first quarter of its fiscal year. For its fiscal year ending June 30, 2006, the Company made grants of equity instruments under the annual award program, including approximately 502,000 non-qualified stock options and 94,000 RSUs, effective August 17, 2005. Also effective August 15, 2005, the Company granted 249,000 non-qualified stock options and 17,000 RSUs to its newly hired president.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model and the following assumptions:

	For Stock Options Granted During the Year ended June 30,
	2005	2004	2003
Historical volatility	34% – 37%	33%- 35%	47% - 65%
Expected dividends	0%	0%	0%
Expected term (in years)	5	5	5
Risk-free rate	3.36% - 4.13%	2.48% - 3.63%	3.05% - 4.08%

The expected term of the option grants represents the period of time options are expected to be outstanding and is based on the contractual term of the grant, vesting schedules, and past exercise behavior. The risk-free rates for periods within the contractual life of the option are based on the U.S. treasury yield curve in effect at the time of the respective grant.

The weighted-average fair value of stock options granted during the years ended June 30, 2005, 2004, and 2003, was $15.96, $11.89 and $20.32, respectively, and the weighted-average fair value of RSUs granted during the years ended June 30, 2005 and 2004 was $44.22 and $44.06, respectively.

Exhibit 99.3

(continued)

Stock Option and RSU Activity

Stock option activity for all outstanding options, and the corresponding exercise price and fair value information, for the years ended June 30, 2005, 2004 and 2003, is as follows:

	Number of Shares	Exercise Price	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding options, July 1, 2002	2,406,224	$7.50-37.10	$14.77	$5.96
Options issued	506,500	36.13-38.68	36.65	20.32
Options exercised	(313,673)	8.16-21.40	11.42	4.36
Options cancelled	(15,997)	9.94-36.13	24.30	12.26

Outstanding options, June 30, 2003	2,583,054	$7.50-38.68	$19.40	$8.93

Options exercisable, June 30, 2003	1,082,960	$7.50-38.68	$15.54	$6.58

Options issued	727,000	34.10-49.34	35.06	11.89
Options exercised	(447,115)	8.16-36.13	15.58	6.59
Options cancelled	(106,764)	9.94-38.68	30.92	12.88

Outstanding options, June 30, 2004	2,756,175	$7.50-49.34	$22.70	$9.94

Options exercisable, June 30, 2004	1,529,594	$7.50-49.34	$18.12	$7.78

Options issued	498,834	40.00-64.36	42.97	15.96
Options exercised	(845,112)	8.16-46.77	19.59	8.22
Options cancelled	(163,949)	21.80-40.00	36.82	14.13

Outstanding options, June 30, 2005	2,245,948	$7.50-64.36	$28.44	$11.62

Options exercisable, June 30, 2005	1,401,277	$7.50-64.36	$22.19	$8.52

Information regarding the stock options outstanding and options exercisable as of June 30, 2005, is as follows:

Exhibit 99.3

(continued)

Changes in the number of unvested stock options during each of the years in the three-year period ended June 30, 2005, together with the corresponding weighted-average fair values, is as follows:

	Number of Options	Weighted- Average Grant Date Fair Value
Unvested at June 1, 2002	$2,027,936	$6.08
Granted	506,500	20.32
Vested	(1,017,845)	6.35
Forfeited	(15,997)	12.26

Unvested at June 30, 2003	$1,500,094	$10.64

Granted	727,000	11.89
Vested	(893,749)	5.07
Forfeited	(106,764)	12.94

Unvested at June 30, 2004	$1,226,581	$12.45

Granted	498,834	15.96
Vested	(716,795)	11.53
Forfeited	(163,949)	14.11

Unvested at June 30, 2005	$844,671	$14.99

During the years ended June 30, 2005 and 2004, the Company granted 154,217 and 20,002 RSUs, respectively. During the year ended June 30, 2005, 22,747 RSUs were forfeited due to employee terminations, and 9,167 RSUs vested leaving 142,305 outstanding under the 1996 Plan as of June 30, 2005.

Information regarding the cash proceeds received, and the intrinsic value and total tax benefits realized resulting from option exercises during the years ended June 30, 2005, 2004, and 2003, is as follows:

	2005	2004	2003
Cash proceeds received	$ 16,560	$6,966	$3,600
Intrinsic value realized	$34,828	$13,564	$8,720
Income tax benefit realized	$13,177	$5,195	$3,288

The total intrinsic value of RSUs that vested during the year ended June 30, 2005, and the tax benefit realized by the Company, was $555, and $208, respectively. There were no RSUs granted under the 1996 Plan that vested during the years ended June 30, 2004 or 2003

The fair value of stock options that vested during each of the years in the three-year period ended June 30, 2005, 2004 and 2003 was $7,579, $6,883 and $8,001, respectively.

Exhibit 99.3

(continued)

Outstanding Stock Option Information

Information regarding outstanding and exercisable stock options as of June 30, 2005, is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractural Life	Intrinsic Value	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractural Life	Intrinsic Value
$0.00-$9.99	432,752	$8.65	3.73	$23,589	432,752	8.65	3.73	$23,589
$10.00-$19.99	111,731	10.70	4.88	5,861	111,331	10.70	4.88	5,840
$20.00-$29.99	388,534	21.49	6.02	16,191	388,534	21.49	6.02	16,191
$30.00-$39.99	821,681	35.29	7.57	22,901	393,160	35.87	7.37	10,728
$40.00-$49.99	424,250	41.18	6.39	9,327	59,500	45.07	4.57	1,076
$50.00-$59.99	20,000	56.51	6.66	133	—	—	—	—
$60.00-$69.99	47,000	63.72	6.43	—	16,000	64.36	4.42	—

	2,245,948	$28.44	6.07	$78,002	1,401,277	22.19	5.52	$57,424

As of June 30, 2005, there was $7,716 of total unrecognized compensation costs related to stock options scheduled to be recognized over a weighted average period of 2.4 years, and $4,197 of total unrecognized compensation cost related to RSUs scheduled to be recognized over a weighted-average period of 2.1 years.

Stock Purchase Plans

The Company adopted the 2002 Employee Stock Purchase Plan (ESPP), the MSPP and the DSPP in November 2002, and implemented these plans beginning July 1, 2003. There are 500,000, 300,000, and 75,000 shares authorized for grants under the ESPP, MSPP and DSPP, respectively. These plans provide employees, management, and directors with an opportunity to acquire or increase ownership interest in the Company through the purchase of shares of the Company’s common stock, subject to certain terms and conditions.

For periods through June 30, 2005, the ESPP allowed eligible full-time employees to purchase shares of common stock at 85 percent of the lower of the fair market value of a share of common stock on the first or last day of the quarter. Eligible employees are provided the opportunity to acquire Company common stock once each quarter. The maximum number of shares that an eligible employee could purchase during any quarter was equal to two times an amount determined as follows: 20 percent of such employee’s compensation over the quarter, divided by 85 percent of the lower of the fair market value of a share of common stock on the first or last day of the offering period.

Effective July 1, 2005, in connection with the adoption of FAS 123R, the Company amended the terms of the ESPP by reducing the discount at which employees could purchase stock from 15 percent to 5 percent of the fair market value. In addition, the feature whereby the discount was applied to the lower of the fair market value of a share of common stock at the beginning or end of a quarter was replaced with a requirement to apply the discount to the price of a share on the last day of each quarter.

The ESPP is a qualified plan under Section 423 of the Internal Revenue Code, and effective until June 30, 2005, the Company followed APB Opinion No. 25 for financial reporting purposes, and the provisions of SFAS No. 123 for disclosure purposes. Accordingly, no compensation expense has been recorded for shares acquired under the ESPP during the year ended June 30, 2005 and 2004.

As of June 30, 2005, participants have purchased 262,117 shares under the ESPP, at a weighted-average price per share of $39.74. Of these shares, 162,340 were purchased at a weighted-average price per share of $42.97 for the year ended June 30, 2005.

The MSPP provides those senior executives with stock holding requirements a mechanism to receive RSUs in lieu of up to 30 percent of their annual bonus. The RSUs are awarded under the MSPP at 85 percent of the market price of the Company’s common stock on the date of the award, and vest at the earlier of 1) three years from the grant date, 2) upon a change of control of the Company, 3) upon a participant’s retirement at or after age 65, or 4) upon a participant’s death or permanent

Exhibit 99.3

(continued)

disability. Vested RSUs will be settled in shares of common stock. The Company has accounted for MSPP transactions in accordance with APB No. 25 for the year ended June 30, 2005 and 2004.

Beginning July 1, 2005, the Company will account for all stock-based compensation expense in accordance with the provisions of FAS 123R (note 5), but does not expect that the adoption of FAS 123R will have a significant effect on the manner in which it recognizes expense pertaining to RSUs granted under the MSPP.

As of June 30, 2005, there are 53,026 RSUs outstanding under the MSPP at a weighted-average price per share of $31.44. During the fiscal year ended June 30, 2005, the Company issued 34,537 RSUs at a weighted-average price per share of $34.00 per share, of which 6,493 have been forfeited due to employee terminations and resignations.

The DSPP allows directors to elect to receive RSUs at the market price of the Company’s common stock on the date of the award in lieu of up to 50 percent of their annual retainer fees. Vested RSUs will be settled in shares of common stock. As of June 30 2005, 2,776 RSUs had been issued under the DSPP at a weighted-average price per share of $42.44.

All stock purchase plans are administered by the Compensation Committee of the Board of Directors, and may require amendment before the end of calendar year 2005 as a result of the American Jobs Creation Act of 2004.

NOTE 21. EARNINGS PER SHARE

Earnings per share and the weighted-average number of diluted shares, as restated for the retrospective application of FAS 123R (note 5), are computed as follows:

	Year ended June 30,
	2005	2004	2003
	(amounts in thousands, except per share data)
Net income	$79,725	$57,714	$39,985

Weighted-average number of basic shares outstanding during the period	29,675	29,051	28,647
Dilutive effect of stock options after application of treasury stock method	893	826	778

Weighted-average number of diluted shares outstanding during the period	30,568	29,877	29,425

Basic earnings per share	$2.69	$1.99	$1.40

Diluted earnings per share	$2.61	$1.93	$1.36

NOTE 22. COMMON STOCK DATA (UNAUDITED)

The ranges of high and low sales prices of the Company’s stock for each quarter during fiscal years ended June 30, 2005 and 2004 were as follows:

	2005		2004
Quarter	High	Low	High	Low
1st	$53.50	$38.13	$48.95	$33.46
2nd	$69.18	$52.60	$53.00	$42.83
3rd	$67.60	$50.50	$49.64	$41.10
4th	$67.60	$51.45	$48.45	$36.09

Since August 16, 2002, the Company’s stock has traded on the New York Stock Exchange under the ticker symbol, “CAI”.

Exhibit 99.3

(continued)

NOTE 23. QUARTERLY FINANCIAL DATA (UNAUDITED)

This data is unaudited, but in the opinion of management includes and reflects, all adjustments that are normal and recurring in nature and necessary for a fair presentation of the selected data for these interim periods. Quarterly condensed financial operating results of the Company for the years ended June 30, 2005 and 2005 are presented below. The quarterly amounts reported for income from operations, net income, diluted earnings per share, and diluted weighted-average shares have been restated to reflect the retrospective application of FAS 123R (note 5).

	Year ended June 30, 2005
	First	Second	Third	Fourth
Revenue	$388,653	$389,685	$414,946	$429,778
Income from operations (as restated)	$33,276	$34,676	$36,158	$38,022
Net income (as restated)	$18,340	$19,131	$20,295	$21,959
Basic earnings per share (as restated)	$0.63	$0.65	$0.68	$0.73
Diluted earnings per share (as restated)	$0.61	$0.63	$0.66	$0.71
Weighted-average shares:
Basic	29,175	29,660	29,913	29,963
Diluted (as restated)	30,124	30,574	30,713	30,868

	Year ended June 30, 2004
	First	Second	Third	Fourth
Revenue	$235,745	$263,351	$288,411	$358,278
Income from operations (as restated)	$18,371	$20,546	$22,893	$33,277
Net income (as restated)	$11,606	$12,650	$14,324	$19,134
Basic earnings per share (as restated)	$0.40	$0.43	$0.49	$0.66
Diluted earnings per share (as restated)	$0.39	$0.42	$0.48	$0.64
Weighted-average shares:
Basic	28,858	29,081	29,126	29,140
Diluted (as restated)	29,681	29,867	29,884	29,883

Exhibit 99.3

(continued)

SCHEDULE II

CACI INTERNATIONAL INC

VALUATION AND QUALIFYING ACCOUNTS

FOR YEARS ENDED JUNE 30, 2005, 2004 AND 2003

(dollars in thousands)

Description	Balance at Beginning of Period	Additions at Cost	Deductions	Other Changes	Balance at End of Period
2005
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$4,890	$207	$(903)	$(26)	$4,168

2004
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$3,390	$639	$(404)	$1,265	$4,890

2003
Reserves deducted from assets to which they apply:
Allowances for doubtful accounts	$3,255	$442	$(790)	$483	$3,390